Exhibit 99.1

 EDUCATION MANAGEMENT CORPORATION REPORTS FISCAL 2005 SECOND QUARTER RESULTS

     PITTSBURGH, Feb. 9 /PRNewswire-FirstCall/ -- Education Management Corporation (Nasdaq: EDMC) today reported its financial results for the second quarter ended December 31, 2004. For the quarter, net revenues increased 18.4% over the prior year period to $275.8 million and net income grew 23.1% to $39.6 million, or $0.53 cents per diluted share.

     John R. McKernan, Jr., EDMC's Vice Chairman and Chief Executive Officer, commented, "We are pleased with our second fiscal quarter results. There are many opportunities for us to serve additional students in a wide array of fields of study both in traditional classrooms and online, so we expect continued double digit enrollment growth on a year over year basis."

     Financial highlights:
      -- Revenues for the three months ended December 31, 2004 increased 18.4% to $275.8 million, compared to $233.0 million for the same period a year ago, primarily resulting from a 12.5% increase in total student enrollment and an approximate 6% increase in average tuition rates. Total enrollment at the start of the second quarter of fiscal 2005 was 66,179 students compared to 58,828 students for the same period last year.

      -- Second quarter income before interest and taxes (operating income) rose 19.5% to $65.1 million from $54.5 million for the same period a year ago. On a proforma basis, removing the $2.0 million in marketing and admissions expense in the second quarter of fiscal 2004 attributable to the Company's prior interim accounting policy, operating income would have been $56.5 million in the prior year period. Compared to this proforma result, the Company's consolidated operating margin fell by 64 basis points year over year in the second quarter primarily due to higher advertising expense that was partially offset by lower employee benefit expense and rent expense, all as a percentage of revenues.

      -- The effective tax rate for the 2005 fiscal second quarter was 39.0%, down from 40.1% in the comparable prior year period. The lower rate in fiscal 2005 primarily reflects a favorable resolution of a tax audit resulting in the reversal of $1.3 million in tax reserves offset in part by higher state and foreign tax.

      -- At December 31, 2004, the Company had cash and cash equivalents of $29.2 million and no borrowings on its revolving credit facility. Cash flow from operations for the six-month period ended December 31, 2004 was $80.5 million compared to $67.1 million in the prior year period. Days sales outstanding (DSO) in receivables based on quarterly revenues decreased from 18.1 to 16.0 days at December 31, 2004 as compared to the same period last year.

      -- Capital expenditures for the quarter and year-to-date totaled $19.7 million and $37.9 million, respectively, on an accrual basis, compared to $24.9 million and $43.5 million in last year's comparable periods.

     Student Enrollment
     At the start of the current winter quarter (third quarter of fiscal 2005), total enrollment at EDMC's schools was 66,103 students, a 12.1% increase from the same time last year. Same-school enrollment (schools owned for one year or more) increased 11.8% to 65,920 students. Students taking 100% of their coursework online increased 97.4% to 2,763 students.

                                                2005      2004         %
                                               Winter    Winter     Change
                                               ------    ------     ------
Total enrollment                               66,103    58,950      12.1%
Same-school enrollment (owned for 1
 year or more)                                 65,920    58,950      11.8%

Students taking 100% of their
 coursework online                              2,763     1,400      97.4%

     The Company's quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. Student enrollment at the Art Institute schools has typically peaked in the fall (fiscal year second quarter), when the largest number of recent high school and college graduates traditionally begin post-secondary education programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations. The seasonality of the Company's business has decreased over the last several years due to an increased percentage of students at the Company's schools enrolling in bachelor's and graduate degree programs.

     Business Outlook
     For the fiscal third quarter the Company estimates revenue growth of approximately 16% over the prior year period and diluted EPS of $0.41. For the fiscal year ending June 30, 2005, the Company projects revenue growth of approximately 19% over the prior year and diluted EPS of approximately $1.29. For the full fiscal year 2005, the Company anticipates an effective tax rate of 40.1%. Capital spending for the year is expected to be approximately 9.5% of revenue.

     Conference Call with Management
     Education Management will host a conference call to discuss its fiscal 2005 second quarter results on Thursday, February 10, 2005 at 10:30 a.m. (Eastern
Time). Those wishing to participate in this call should dial 303-262-2194 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at http://www.edmc.com .

     Education Management Corporation ( http://www.edmc.com ) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue. Student enrollment exceeded 66,000 as of fall 2004. EDMC has 70 primary campus locations in 24 states and two Canadian provinces. EDMC's education institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology, legal studies and business fields, culminating in the award of associate's through doctoral degrees. EDMC has provided career-oriented education for over 40 years.

     This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of EDMC are not necessarily indicative of its future results. EDMC does not undertake any obligation to update any forward-looking statements.

     COMPANY CONTACTS:
     Robert McDowell
     Executive Vice President and Chief Financial Officer
     (412) 562-0900
     James Sober, CFA
     Vice President, Finance
     (412) 995-7684

                        EDUCATION MANAGEMENT CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except per share amounts)

                                                   For the three months         For the six months
                                                    ended December 31,          ended December 31,
                                                       (unaudited)                 (unaudited)
                                                -------------------------   -------------------------
                                                    2004          2003          2004          2003
                                                -----------   -----------   -----------   -----------
Net revenues                                    $   275,808   $   232,980   $   489,402   $   401,956

Costs and expenses:
  Educational services                              157,412       135,702       308,237       259,301
  General and administrative                         51,629        40,994        98,161        76,856
  Amortization of intangible assets                   1,657         1,816         3,423         3,262
                                                    210,698       178,512       409,821       339,419

Income before interest and taxes                     65,110        54,468        79,581        62,537
  Interest expense, net                                 260           820           983         1,510

Income before income taxes                           64,850        53,648        78,598        61,027
  Provision for income taxes                         25,270        21,491        30,865        24,369

Net income                                      $    39,580   $    32,157   $    47,733   $    36,658

Diluted earnings per share                      $      0.53   $      0.43   $      0.64   $      0.49

Weighted average number of diluted
 shares outstanding (000's):                         75,315        75,039        75,127        74,618

Selected Cash Flow Data:

                                                   For the three months         For the six months
                                                    ended December 31,          ended December 31,
                                                       (unaudited)                 (unaudited)
                                                -------------------------   -------------------------
                                                    2004          2003          2004          2003
                                                -----------   -----------   -----------   -----------
Net cash flows from operations                  $   (42,155)  $   (15,344)  $    80,545   $    67,112
Capital expenditures                                (22,438)      (27,385)      (40,575)      (45,721)
Depreciation and amortization                        14,256        13,137        28,751        25,725

Selected Consolidated Balance Sheet Data:

                                                   As of December 31,
                                                      (unaudited)
                                                -------------------------
                                                    2004          2003
                                                -----------   -----------
Cash and cash equivalents                       $    29,222   $     7,985
Receivables, net                                     47,883        47,828
Current assets                                      116,731        98,978
Total assets                                        756,184       712,413
Current liabilities                                 147,463       228,198
Long-term debt (including current portion)            5,585       100,413
Shareholders' investment                            588,585       472,873

     Certain amounts from prior periods have been reclassified to conform with the current presentation.

SOURCE  Education Management Corporation
     -0-                             02/09/2005
     /CONTACT: Robert McDowell, Executive Vice President and Chief Financial Officer, +1-412-562-0900, or James Sober, CFA, Vice President, Finance, +1-412-995-7684, both of Education Management Corporation/
     /Web site:  http://www.edmc.com /
     (EDMC)